Exhibit 10.1

Execution Version

INFORMATION SERVICES GROUP, INC.

Employment Agreement for Michael P. Connors

THIS EMPLOYMENT AGREEMENT by and between INFORMATION SERVICES GROUP, INC., a Delaware corporation (the “Company”), and Michael P. Connors (“Executive”) is effective as of December 16, 2011 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, Executive has served as Chairman of the Board and Chief Executive Officer of the Company since July 20, 2006;

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue such employment on the terms and conditions herein set forth; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which the Company and Executive each hereby acknowledge, the Company and Executive hereby agree as follows:

1.             Employment.

The Company hereby agrees to employ Executive as its Chairman and Chief Executive Officer, and Executive hereby agrees to accept such employment during the Term as defined in Section 2 and to serve in such capacities from and after the Effective Date, upon the terms and conditions set forth in this Employment Agreement (the “Agreement”).

2.             Term.

The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on December 31, 2015, except that the Term will end at a date, prior to the end of such period, upon the death of Executive if such event terminates his employment or upon any termination of Executive’s employment whether or not such termination triggers payments and benefits under Section 6 or 7.  Specifically, at the time Executive’s employment terminates for any reason, all obligations of the Company and Executive under Sections 1 through 5 of this Agreement will immediately cease except for obligations which expressly continue after the particular termination of employment.

3.             Offices and Duties.

The provisions of this Section 3 will apply during the Term:

(a)           Generally.  Executive shall serve as the Chairman and Chief Executive Officer of the Company, and shall be nominated and, if elected, shall serve as a member of the Board of Directors of the Company (the “Board”) and, for so long as he is serving on the Board, Executive agrees to serve as a member of any Board committee if the Board shall elect Executive to such committee.  In any and all such capacities, Executive shall report only to the Board.  Executive shall have and perform such duties, responsibilities, and authorities as are customary for the chief executive officer of a publicly held corporation of the size, type, and nature of the Company and consistent with such position and status, including service as an officer of subsidiaries or in a fiduciary capacity in connection with employee benefit plans.  Executive shall devote substantially all of his business time and attention, and his best efforts, abilities, experience, and talent, to the position of Chief Executive Officer and to the businesses of the Company and its subsidiaries without commitment to other business endeavors, except that Executive (i) may make personal investments which are not in conflict with his duties to the Company and manage personal and family financial and legal affairs, (ii) may serve as a member of the board of directors of Eastman Chemical Company and ACE Limited, (iii) undertake public speaking engagements, and (iv) serve as a director of (or similar position with) any educational, charitable, community, civic, religious, or similar type of organization, or other for-profit business organizations, so long as such activities (i.e., those listed in clauses (i) through (iv)) do not preclude or render unlawful Executive’s employment or service to the Company or otherwise materially inhibit the performance of Executive’s duties under this Agreement or impair the business of the Company or its subsidiaries.

(b)           Place of Employment.  Executive’s principal place of employment shall be at the Company’s principal executive offices in Stamford, Connecticut.

4.             Salary and Annual Incentive Compensation.

As partial compensation for the services to be rendered hereunder by Executive, the Company agrees to pay to Executive during the Term the compensation set forth in this Section 4.

(a)           Base Salary.  The Company will pay to Executive during the Term a base salary at the annual rate of $650,000, payable in accordance with the Company’s usual payroll practices with respect to senior executives (except to the extent deferred if permitted under a deferral plan (if any)).  Executive’s annual base salary shall be reviewed by the Compensation Committee of the Board (the “Committee”) in its discretion during the Term, and may be increased above, but may not be reduced below, the then-current rate of such base salary.  For purposes of this Agreement, “Base Salary” means Executive’s then-current base salary.  Effective as of January 1, 2012, Executive’s Base Salary shall be increased to $700,000.

(b)           Annual Incentive Compensation.  The Company will provide to Executive during the Term an opportunity to earn annual incentive compensation, which shall constitute an opportunity to earn additional compensation based upon performance in amounts determined by the Committee; provided, however, that the target annual incentive opportunity shall be not less than 100% of Base Salary (the “Target Bonus”), with a maximum annual incentive opportunity equal to not less than 200% of Base Salary earnable for performance at a pre-specified level substantially higher than the designated target performance level.  The nature of the performance and the levels of performance triggering payments of such incentive compensation for each year are to be established by the Committee after consultation with Executive, taking into account the Company’s business planning in order to reinforce and incentivize achievement of Company goals and to avoid conflicts with any guidance or other relevant disclosures by the Company, and will be communicated to Executive prior to or during the first quarter of such year by the Committee.  Any annual incentive compensation payable to Executive shall be paid in accordance with the applicable plan (except to the extent deferred if permitted under a deferral plan, if any) but not later than March 15 of the year after the performance year; the plan may preserve the Committee’s right to exercise negative discretion with respect to any annual incentive payout.

5.             Long-Term Compensation, Benefits, and Expense Reimbursement.

(a)           Executive Compensation Plans.  Executive shall be eligible during the Term to participate in, without discrimination or duplication, and in the sole discretion of the Committee to receive grants under, all executive compensation plans and programs intended for general participation by senior executives of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, subject to the eligibility and other requirements of such plans and programs; provided that such grants shall have terms at least as favorable as the terms made generally available to other senior executives of the Company.

(b)           Employee and Executive Benefit Plans.  Executive shall be entitled during the Term to participate, without discrimination or duplication, in all employee and executive benefit plans and programs of the Company intended for general participation by senior executives or employees of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, subject to the eligibility and other requirements of such plans and programs, including, without limitation, any medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, savings, profit-sharing, 401(k) and stock ownership plans and other retirement benefits plans.  Executive will be entitled to annual vacation in accordance with the Company’s vacation policy as in effect from time to time.

(c)           Deferral of Compensation.  If the Company has in effect or adopts any deferral program or arrangement permitting executives to elect to defer any compensation, Executive will be eligible to participate in such program on terms no less favorable than the terms of participation of any other senior executive officer of the Company. Any plan or program of the Company which provides benefits based on the level of salary, annual incentive, or other compensation of Executive shall, in determining Executive’s benefits, take into account the amount of salary, annual incentive, or other compensation prior to any reduction for voluntary contributions made by Executive under any deferral or similar contributory plan or program of the Company, but shall not treat any payout or settlement under such a deferral or similar contributory plan or program to be additional salary, annual incentive, or other compensation for purposes of determining such benefits, unless otherwise expressly provided under such plan or program.

(d)           Reimbursement of Expenses.  The Company will reimburse Executive for all reasonable business expenses and disbursements incurred by Executive in the performance of Executive’s duties during the Term in accordance with the Company’s reimbursement policies as in effect from time to time and the provisions of Section 7(d) of this Agreement.

6.             Termination Due to Death or Disability.

(a)           Death or Disability.  The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 8(c)) of Executive.  In the event of such a termination, or in the event of termination of Executive’s employment due to death, the Company will pay Executive or his beneficiary or estate, as applicable, at the time specified in Section 6(b), and Executive or his beneficiary or estate, as applicable, will be entitled to receive, the following:

(i)        Executive’s Compensation Accrued at Termination;

(ii)       In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated due to Disability or death, and subject to the release requirement set forth in Section 7(e), a lump sum amount equal to annual incentive compensation that would have become payable in cash to Executive for that year if his employment had not terminated, based on performance actually achieved in that year (determined by the Committee following completion of the performance year and paid at the time specified in the applicable plan but not later than March 15 of the year after the performance year), multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination; and

(iii)      The treatment of outstanding equity awards and all other compensation and benefits (including any disability benefits) will be governed by the applicable plans, programs and other agreements.

(b)           Other Terms Applicable Upon Death or Disability.  Amounts payable under this Section 6 following Executive’s termination of employment, other than those expressly payable following determination of performance for the year of termination for purposes of annual incentive compensation or otherwise payable on a deferred basis, will be paid in the payroll period which includes the date of termination of employment or death; subject, however, to the provisions of Section 7(d)(iii) of this Agreement relating to the six-month delay in payment of certain benefits to a specified employee as required by Section 409A of the Code, and provided that payments upon death may be delayed by up to 30 days in the sole discretion of the Company in order to determine the person(s) entitled to receive the payment.

7.             Termination of Employment for Reasons Other Than Death or Disability.

(a)           Termination Triggering Benefits Under Change-in-Control Agreement.  In the event of a termination of Executive’s employment that triggers payments or benefits under Section 3(b) the Change-in-Control Agreement between Executive and the Company, dated January 7, 2011 (or the relevant severance provision under any renewal or extension thereof) (the “Change-in-Control Agreement”), no payments or benefits will be made under this Agreement (the provisions of Section 6 and other provisions of this Section 7 notwithstanding), and all rights and obligations of the parties following termination will be determined under the Change-in-Control Agreement.

(b)           Termination by the Company for Cause or by Executive Other Than For Good Reason.  The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 8(a)) at any time and Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 8(d)) at any time; provided that Executive will be required to give the Company at least thirty (30) days advance written notice of any termination initiated by Executive.  In either case, subject to Section 7(a), the Company will pay Executive at the time specified in Section 7(d), and Executive will be entitled to receive, the following:

(i)            Executive’s Compensation Accrued at Termination (as defined in Section 8(b)); and

(ii)           The treatment of outstanding equity awards and all other compensation and benefits will be governed by the applicable plans, programs and other agreements.

(c)           Termination by the Company Without Cause or by Executive for Good Reason.  The Company may terminate the employment of Executive hereunder without Cause and Executive may terminate his employment hereunder voluntarily for Good Reason, in either case upon at least 30 days’ written notice from the party initiating the termination of employment.  The foregoing notwithstanding, the Company may elect, by written notice to Executive, to terminate Executive’s employment at a date earlier than the expiration of such 30-day period, if so specified by the Company in the written notice, provided that, subject to Section 7(a), Executive shall be provided with a payment equal to the salary he would have received had he remained employed throughout such 30-day period, and any vesting of equity compensation, payment of pro rata annual incentive and other payments and benefits under this Section 7(c) shall be calculated as though Executive remained employed throughout such 30-day period.  In the event of a termination governed by this Section 7(c), subject to Section 7(a), the Company will pay Executive at the time specified in Section 7(d), and Executive will be entitled to receive, the following:

(i)            Executive’s Compensation Accrued at Termination;

(ii)           In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated and subject to Section 7(e), a lump sum amount equal to annual incentive compensation that would have become payable in cash to Executive for that year if his employment had not terminated, based on performance actually achieved in that year (determined by the Committee following completion of the performance year and paid at the time specified in the applicable plan but not later than March 15 of the year after the performance year), multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination; and

(iii)          Cash in an aggregate amount equal to two (2) times the sum of (A) Executive’s Base Salary plus (B) an amount equal to Executive’s Target Bonus.  This amount shall be payable in equal annual installments over the period of 24 months following the date of termination, on regular payroll payment dates, subject to Sections 7(d) and 7(e); provided, however, the Company may, in its sole discretion elect to pay this amount in a single lump sum subject to Section 7(d) below; and

(iv)          The treatment of outstanding equity awards and all other compensation and benefits will be governed by the applicable plans, programs and other agreements.

(d)           Other Terms Relating to Certain Terminations of Employment; Section 409A Compliance.

(i)            Timing of Payments.  Generally, amounts payable under this Section 7 following Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid (or installment payments will commence) in the payroll period that includes the date of termination of employment occurs except as otherwise provided in this Section 7(d); provided, however, any such amounts that are subject to Section 7(e) will be paid (or installment payments will commence) on the first payroll date following the date on which the Release (as defined in Section 7(e)) has become effective and irrevocable.  Notwithstanding the foregoing, if the Signing Period (as defined in Section 7(e)) spans two (2) calendar years, then the payment (or first installment will commence) on the first payroll date that occurs in the second calendar year, with any amounts otherwise payable prior to such payroll date being paid instead on such payroll date.

(ii)           Section 409A Compliance Rules for Payments.  The following rules will apply to the payments specified herein:

(A)          Separate Payments.  The amounts payable as annual incentive, if any, for the year of termination and the amount of each installment of severance under Section 7(c)(iii) shall each be deemed a separate payment under Code Section 409A, subject to the additional provisions in this Section 7(d).

(B)           Treatment of Severance Installments.  Each installment payment under Section 7(c)(iii) shall be treated as follows for purposes of Section 409A:

(1)       Installments payable during the year of termination and by the “2 ½ Month Deadline” (as hereinafter defined) shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4).  The “2 ½ Month Deadline” means, for a termination in a given calendar year, March 15 of the following year;

(2)       Installments payable during the period within six months after termination, to the extent not covered by Section 7(d)(ii)(B)(1), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii);

(3)       To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 7(d)(ii)(B)(2) to payments within six months after termination, installments payable beyond six months after termination shall be excluded, to the maximum extent possible, by such “two-years/two-times” exclusion (applied in the reverse order of payment of the installments — that is, first to the latest installments (payable not later than the end of the second calendar year following the year of termination) and then to earlier installments); and

(4)       All installments not covered by Section 7(d)(ii)(B)(1), (2) and (3) shall be paid at the applicable installment payment date in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule of Section 7(d)(iii) to the extent applicable.

(C)           Treatment of Payments of Annual Incentive.  Each payment of an annual incentive for the year of termination under Section 6(a)(ii) or Section 7(c)(ii) shall be treated as follows for purposes of Section 409A:

(1)       The payment, to the maximum extent possible, shall be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4);

(2)       To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 7(d)(ii)(B)(2) and (3), the payment, to the extent not covered by Section 7(d)(ii)(C)(1), shall, to the maximum extent possible, be deemed to constitute an amount payable under the “two-year/two-times” exclusion (and such portion shall be deemed a separate payment); and

(3)       Any portion of such payment not covered by Section 7(d)(ii)(C)(1) and (2) shall be deemed to be a deferral of compensation for purposes of Section 409A.

(iii)          Six-Month Delay Rule.

(A)          General Rule.  Other provisions of this Agreement notwithstanding, the six-month delay rule will apply to any payments and benefits under the Agreement if all of the following conditions are met:

(1)       Executive is a “specified employee” for purposes of Code Section 409A.

(2)       The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six months after Executive’s termination of employment.

(B)           Effect of Rule.  If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement at a payment date based on Executive’s date of termination of employment and within six months after such termination.

(1)       Any delayed payment or benefit shall be payable on the date six months after Executive’s termination of employment, without interest on any delayed cash payment.

(2)       During the six-month delay period, accelerated payment will occur in the event of Executive’s death but not for any other reason, except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 — A-6.

(3)       Any payment that is not triggered by Executive’s termination of employment, or is triggered by such termination of employment but would be made more than six months after the termination (without applying this six-month delay rule), or would be payable at a fixed date not tied to termination of employment that is earlier than the expiration of the six-month delay period, shall be unaffected by the six-month delay rule.

(iv)          Other Provisions.

(A)          Good Reason.  The definition of “Good Reason” under this Agreement is intended to qualify as an “involuntary separation” within the meaning of Treasury Regulation §1.409A-1(n)(2)(i), and it shall be so construed and interpreted.

(B)           Non-transferability.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance,

attachment, or garnishment by Executive’s creditors or the creditors of any of Executive’s beneficiaries.

(C)           No Acceleration.  The timing of payments and benefits under this Agreement which constitute a deferral of compensation under Code Section 409A may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Executive incurring a tax penalty.

(D)          Influence Over Timing of Payments.  Executive shall not be entitled to exercise any influence over the time of payment of any amount payable hereunder if the permitted payment period would include portions of two different tax years.

(E)           References to Other Plans.  References in this Agreement to the obligation of the Company to pay amounts under other plans, including vested equity awards or any vested portion of any deferred compensation or other benefit plan, shall not be construed to modify the timing of payment of any compensation which constitutes a deferral of compensation under Code Section 409A, which shall be governed by such other plans.

(F)           Meaning of “termination” or “termination of employment.”  “Termination” as used herein refers to an event by which Executive’s employment relationship with the Company and all subsidiaries has ended, provided that, with respect to any payment hereunder which is deemed to be a non-excluded deferral of compensation under Treasury Regulation § 1.409A-1(b), a termination will occur at the time at which Executive has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

(G)           Setoff Timing Rule.  Any amount that may be retained by the Company and applied to repay an obligation to the Company under this Agreement, to the extent necessary in order to comply with Code Section 409A, may only be so applied at the time it otherwise would have been payable to Executive and, to the extent necessary to comply with Code Section 409A, may apply only to Executive’s obligations that arose within 30 days prior to the payment date and within the same year as the payment date.

(v)           Reimbursement Rules.  Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(A)          the amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of Executive;

(B)           the reimbursement of any expense shall be made each calendar quarter not later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date); and

(C)           the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

Executive’s right to reimbursements under this Agreement shall be treated as a right to a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)           Release Obligation.  Upon any termination of employment (excluding due to death), Executive shall be obligated to execute a release in the form attached hereto as Exhibit A (the “Release”).  The Company’s obligation to make the payments provided for in Section 6(a)(ii) and 7(c)(ii) and (iii) shall be subject to Executive’s execution and delivery of the Release and the expiration of any applicable revocation period without Executive having revoked the Release within 60 days after Executive’s termination of employment (the “Signing Period”).

8.             Definitions Relating to Termination Events.

(a)           “Cause.”  For purposes of this Agreement, “Cause” for termination by the Company of Executive’s employment means the following:

(i)            Executive’s willful misconduct, dishonesty, misappropriation, breach of fiduciary duty or act involving fraud or material dishonesty by Executive with regard to the Company and its affiliates or any of its or their assets or businesses;

(ii)           Executive’s conviction or his pleading guilty or nolo contendere with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or

(iii)          Any material breach by Executive of the provisions of this Agreement or material violation of the Company’s code of conduct or other policy which is not cured (if curable) within 30 days after written notice from the Board to Executive specifying that such breach or violation has occurred.

The foregoing notwithstanding, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the Board and also by the affirmative vote of not less than three-quarters (3/4) of the independent members of the Board then serving at a meeting of the Board (excluding Executive, if applicable), after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting “Cause” within the meaning of this definition and specifying the particulars thereof in detail.

(b)           “Compensation Accrued at Termination”.  For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)            The unpaid portion of Executive’s Base Salary through the date of termination;

(ii)           All earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b) and 5(a) and 5(b) hereof (including any earned and vested annual incentive compensation and long-term incentive award) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)          Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 5(d), payable in accordance the Company’s reimbursement policies as in effect at the date of such termination, subject to Section 7(d).

(c)           “Disability.”  For purposes of this Agreement, “Disability” means that Executive has been determined to be disabled by reason of any medically determinable physical or mental impairment that can be reasonably expected to last for a continuous period of not less than six months or in fact has rendered Executive unable to perform his duties hereunder for at least 180 business days (which need not be consecutive) during the Term out of any 12-month period.

(d)           “Good Reason.”  “Good Reason” for termination of Executive’s employment will mean the occurrence, without Executive’s written consent, of any one of the following, provided that Executive has given notice of termination to the Company within 90 days after the initial existence of the condition giving rise to Executive’s asserted Good Reason, and the Company has failed to fully correct the Good Reason within 30 days after receipt of such notice of termination (such correction by the Company having the effect of canceling such notice and any resulting termination elected by Executive), and Executive’s termination occurs within one year after the initial existence of circumstances constituting Good Reason:

(i)            The assignment to Executive of any duties inconsistent in any material respect with Executive’s position, authority or responsibilities under Section 3(a) and materially adverse to Executive, or any other material adverse change in such position, including authority or responsibilities; for this purpose, it shall constitute “Good Reason” if Executive shall be required to report primarily to any person or body other than the Board (or if following a change in control of the Company, the board of directors of the ultimate parent company of the Company); provided, however, the failure of Executive to be re-elected as a member of the Board or the removal of Executive as Chairman of the Board shall not constitute Good Reason;

(ii)           A material reduction by the Company in either (A) Executive’s Base Salary or (B) Executive’s Target Bonus, or (C) a material breach of the Company’s obligations under Section 5(a) or (b).  For purposes of clause (A) or (B), a reduction of $20,000 in amount or value, on an annualized basis, of any of these elements of compensation or of these elements in the aggregate will be deemed “material” (other changes may be material in the particular circumstances); or

(iii)          The relocation of the principal place of Executive’s employment to a location more than thirty (30) miles from the location of such place of employment on the date of this Agreement (or other location at which Executive previously had agreed to work); except for reasonable required travel on the Company’s business.

9.             Restrictive Covenants; Legal Proceedings

(a)           Restrictive Covenant Terms Apply.  Executive and the Company have entered into a Restrictive Covenant Agreement dated as of January 7, 2011 (the “RCA”).  Executive agrees that the terms of the RCA are incorporated herein by reference and, as of the Effective Date, reaffirms his agreements and covenants in the RCA and his acknowledgements in the RCA, including acknowledgements in the Recitals and Sections 5, 6 and 11 of the RCA.  In addition, Executive acknowledges and agrees that, in the event of any violation of the terms of Section 2 (Protection of Confidential Information), Section 3 (Non-Interference with Business Relationships), or Section 4 (Non-Solicitation) of the RCA, Executive shall immediately surrender and forfeit any and all of his rights to payments and benefits under Section 6(a)(ii), 7(c)(ii) and 7(c)(iii) and Executive shall become obligated to repay to the Company within ten business days any and all payments and benefits he has previously received from the Company under Section 6(a)(ii), 7(c)(ii) and 7(c)(iii).  Executive further acknowledges that if Executive were to breach any of the terms and conditions of the RCA the damage to the Company would be irreparable.  Executive therefore agrees that the Company shall, in addition to any other remedies available to each of them, be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of the terms and conditions of the RCA, without having to post a bond.

(b)           Cooperation With Regard to Litigation.  Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations.  The Company agrees to reimburse Executive for all expenses actually incurred in connection with his provision of testimony or assistance within 30 days after receipt of documentation for such expense, but subject to the timing rules set forth in Section 7(d).

(c)           Non-Disparagement.  Executive shall not, at any time following his termination of employment for any reason make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations.  The Company hereby agrees that the Board and the executives, managers and officers of the Company shall not defame or disparage Executive in any medium to any person without limitation in time.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive, the Company or other persons from making truthful statements that are required by applicable law, regulation or legal process.

(d)           Indemnification.  The Company, and its successors and/or assigns, shall indemnify and defend Executive to the fullest extent permitted by the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer, director or employee of any member of the Company or any of its affiliates, subsidiaries, predecessors and successors (the “Company Group”).  In addition, Executive shall be covered as an insured in respect of Executive’s activities as an officer or director of any member of the Company Group by the Company’s Directors and Officers liability policy or other comparable policies obtained by any member of the Company Group or any of their Company’s successors, to the fullest extent provided by such policies, and in amounts and coverage as determined by the Board in its discretion.  The Company’s indemnification obligations under this Section 9(d) shall remain in effect following Executive’s termination of employment with the Company Group.

(e)           Reimbursement of Expenses in Enforcing Rights.  The Company shall promptly pay or reimburse all reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred by Executive or Executive’s surviving spouse in negotiating this Agreement (up to a maximum of $10,000) and thereafter in any proceeding seeking to enforce rights under this Agreement brought by Executive or Executive’s surviving spouse, whether or not Executive or Executive’s surviving spouse is ultimately successful in enforcing such rights in such proceeding; provided, however, that no reimbursement shall be owed with respect to expenses relating to any unsuccessful claim asserted through such a proceeding if and to the extent that the claim was initiated or maintained in bad faith or was frivolous, as determined by arbitrators under Section 9(f)  Any such payment or reimbursement shall be made in a lump sum in the month next following the month in which such costs and expenses are incurred subject to Executive’s submission of receipts for such expenses and subject to Section 7(d).

(f)            Arbitration.  Any dispute or controversy arising under or in connection with this Agreement (excluding, however, any dispute or controversy arising under the RCA or under Section 9(c) herein) shall be settled exclusively by arbitration in Stamford, CT by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Connecticut, (ii) any of the courts of the State of Connecticut, or (iii) any other court having jurisdiction.  The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.           Miscellaneous.

(a)           Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution, or by the Company except to a successor within the meaning of this Section 10(a)

(b)           Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of Executive’s death, all amounts otherwise payable to Executive hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

(c)           Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered or (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT  06901, and addressed to Executive at the latest home address in the Company’s records; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the chief financial officer and to the chief legal officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(d)           Modifications. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed on behalf of the Company by an authorized officer and, if adverse to Executive, is signed by Executive. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e)           Governing Law.  THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(f)            Tax Withholding.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(g)           Recoupment and Offsets.  The amounts required to be paid by the Company to Executive pursuant to this Agreement shall be subject to forfeiture or recoupment under any policy of the Company generally applicable to executive officers as may be from time to time in effect, including any policy implementing requirements under The Dodd-Frank Wall Street Reform and Consumer Protection Act.  Otherwise, amounts earned and payable hereunder shall not be subject to offset against obligations owed by Executive to the Company.

(h)           Surviving Obligations.  The obligations of the Company and Executive’s obligations under this Agreement (including under Section 9) shall survive the expiration of the Term or of this Agreement to the extent necessary to give effect to this Agreement.

(i)            Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(j)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k)           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the Term supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein; provided, however, that this Agreement does not supersede the Change in Control Agreement between the parties or plans or agreements evidencing or governing equity awards (which are considered outside of the scope of the subject matter contained herein).  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter contained herein have been made by either party which are not expressly set forth in this Agreement. Anything to the contrary in this Agreement notwithstanding, the procedural provisions of this Agreement shall apply to all payments and benefits payable as a result of a termination of employment within the scope of this Agreement under any employee benefit plan, agreement, program, policy or arrangement of the Company.

(l)            No Obligation To Mitigate.  Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment.

(m)          Due Authority and Execution.  The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

(n)           Representations of Executive.  Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder.  In the event of a breach of such representation or warranty on Executive’s part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith in accordance with the same notice and hearing procedures specified above in respect of a termination by the Company for Cause pursuant to Section 7(b) and shall have no further obligations to Executive hereunder.  Notwithstanding a termination by the Company under this Section 12(m), Executive’s obligations under Section 9 of this Agreement and the Company’s obligations under Section 9(d) of this Agreement and to pay any Compensation Accrued at Termination shall survive such termination.

IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Agreement as December 16, 2011.

INFORMATION SERVICES GROUP, INC.:

By:	/s/ Harry Somerdyk
Name: Harry Somerdyk
Title: Chief Human Resources and Communications Officer

EXECUTIVE:

/s/ Michael P. Connors
Name: Michael P. Connors
Title: Chairman and Chief Executive Officer

EXHIBIT A

Form of Release

THIS AGREEMENT AND RELEASE, dated as of               , 20     (this “Agreement”), is entered into by and between                                          (“Executive”) and INFORMATION SERVICES GROUP, INC. (the “Company”).

WHEREAS, Executive is currently employed with the Company; and

WHEREAS, Executive’s employment with the Company will terminate effective as of         , 20    ;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:

1.             Executive shall be provided severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of [Section 6(a)/Section 7] of the employment agreement by and between Executive and the Company, dated as of January 1, 2012 (the “Employment Agreement”); provided, that no such Severance Benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 4 below.

2.             Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or in any way relating to Executive’s employment or termination of employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of any securities of, any of the Company and any of its affiliates (collectively, the “Company Group”), both known and unknown, in law or in equity, which Executive  may now have or ever had against any current or former member of the Company Group or any current or former equityholder, investor, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any Claim for any severance benefit which might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive; any Claim related to compensation or benefits from any of the Company Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in any member of the Company Group; any Claim for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; any tort Claim, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended); and any complaint, charge or cause of action arising out of Executive’s employment with any member of the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act; any public policy, contract, tort, or common law; all other federal, state and local statutes, ordinances and regulations and any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.  By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against any and all of the Company Releasees under these and any other laws; provided that, Executive does not waive or release Claims (i) with respect to the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company, (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of any member of the Company Group or (iii) any rights to indemnification preserved by Section 9(d) of the Employment Agreement.

3.             Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent Executive has not used the entire 21-day period prior to executing this Agreement, Executive does hereby knowingly and voluntarily waive the remainder of said 21-day period.  EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.             Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA).  If Executive revokes this Agreement, Executive will be deemed not to have accepted the terms of this Agreement.

5.             Each party and its counsel have reviewed this Agreement and have been provided the opportunity to review this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

[Signature Page Follows]

INFORMATION SERVICES GROUP, INC.

By:
Name:
Its:

EXECUTIVE

Michael P. Connors